Filed Pursuant to Rule 424(b)(3)
Registration No. 333-149917
Prospectus Supplement No. 3
(to Prospectus dated August 12, 2008)

NovaRay Medical, Inc.
5,139,254 Shares of Common Stock
     This prospectus supplement supplements the prospectus dated August 12, 2008 (the “Prospectus”) Prospectus Supplement No. 1 dated August 21, 2008 (“Prospectus Supplement No. 1”) and Prospectus Supplement No. 2 dated September 5, 2008 (“Prospectus Supplement No. 2”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-149917). This prospectus supplement is being filed to include in the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2, the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on September 29, 2008.
     The Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2 and this prospectus supplement relate to an offering on a resale basis by the selling stockholders identified on pages 13-16 of the Prospectus of up to 5,139,254 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.
     This prospectus supplement should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2. This prospectus supplement updates information in the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2. If there is any inconsistency between the information in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2 and this prospectus supplement, you should rely on the information in this prospectus supplement.
     There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the OTC Bulletin Board ® . The selling stockholders identified herein will be required to sell the common stock (including shares of common stock issuable upon conversion of Series A Convertible Preferred Stock) registered hereunder at a fixed price of $2.67 per share until such time such securities are traded on a national securities exchange, the Nasdaq or the OTC Bulletin Board ®. At and after such time that such securities are trading in such a manner, the selling stockholders may sell such securities at the prevailing market price or at a privately negotiated price.
Investing in our common stock involves risks.
Please read the “Risk Factors” section beginning on page 4 of the Prospectus, as updated by Prospectus Supplement No. 2, Prospectus Supplement No. 1 and this prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 29, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 23, 2008
NovaRay Medical, Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-52731 (Commission file number)	16-1778998 (IRS employer identification no.)

39655 Eureka Drive, Suite A, Newark, California (Address of principal executive offices)	94560 (Zip code)
Registrant’s telephone number, including area code: (510) 619-9200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX

Item 4.01.	Changes in Registrant’s Certifying Accountant.
     On September 23, 2008, the Audit Committee of the Board of Directors of NovaRay Medical, Inc. (the “Company”) and the Board of Directors (the “Board”) of the Company dismissed Paritz and Company, P.A. (“Paritz”) as the Company’s independent registered public accounting firm. In the report of Paritz on the financial statements of the Company for the years ending December 31, 2007 and 2006 appearing in our Form 10-KSB for the year ending December 31, 2007, Paritz stated, “As described in Note 2, “Restatement of Financial Statements”, the Company has restated previously issued financial statements as of December 31, 2007 and 2006 and for the years then ended.” In addition, the report of Paritz on the financial statements of the Company as of December 31, 2006 and for the period from inception (June 7, 2005) to December 31, 2006 and for the year ending, Paritz stated,” As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The 2006 financial statements do not include any adjustments that might result from the outcome of this uncertainty.” .
During the two most recent fiscal years and any subsequent interim period, there have been no disagreements with Paritz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Paritz would have caused it to make reference to the subject matter of such disagreements in reports on the financial statements.
The Company has requested that Paritz furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated as of September 24, 2008, is filed as Exhibit 16.1 hereto.
On September 23, 2008, the Audit Committee of the Board and the Board engaged BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. During the two most recent fiscal years and any subsequent interim period, the Company has not consulted with BDO Seidman, LLP regarding (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or the type of audit opinion BDO Seidman, LLP might render on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 23, 2008, the Board elected David Foster to be a director of the Company until the next annual meeting of the stockholders of the Company, his resignation or removal. The Board also appointed David Foster to the Audit Committee of the Board.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Item
16.1	Letter from Paritz and Company, P.A. to the Securities and Exchange Commission, dated as of September 24, 2008.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2008	By:	/s/ Jack Price
		Name:	Jack Price
		Title:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter from Paritz and Company, P.A. to the Securities and Exchange Commission, dated September 24, 2008, filed herewith.